Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2019 Results, $300 Million Increase to Stock Repurchase Program and CFO Transition

10% Growth in GAAP Total Revenues and 4% Growth in Net Service Revenues for Fiscal Year 2019
10% Growth in GAAP Net Income and 8% Growth in Adjusted Net Income for Fiscal Year 2019
$300 Million Increase to Stock Repurchase Program

DUBLIN, Calif. — February 13, 2020 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small to midsize businesses, today announced financial results for the fourth quarter and fiscal year ended December 31, 2019. The fourth quarter and fiscal year highlights below include non-GAAP financial measures which are reconciled later in this release.
Fourth quarter highlights include:

•	Total revenues increased 11% to $1.0 billion and Net Service Revenues remained flat at $226 million, as compared to the same period last year.

•	Net income was $48 million, or $0.68 per diluted share, compared to net income of $29 million, or $0.40 per diluted share, in the same period last year.

•	Adjusted Net Income was $59 million, or $0.84 per diluted share, compared to Adjusted Net Income of $42 million, or $0.59 per diluted share, in the same period last year.

•	Adjusted EBITDA was $92 million, representing an Adjusted EBITDA Margin of 41%.

•	Average Worksite Employees (WSEs) increased 5% as compared to the same period last year, to approximately 337,000.

•	Total WSEs increased 4% compared to the same period last year, to approximately 340,000.
Full year highlights include:

•	Total revenues increased 10% to $3.9 billion and Net Service Revenues increased 4% to $929 million, as compared to 2018.

•	Net income was $212 million, or $2.99 per diluted share, compared to net income of $192 million, or $2.65 per diluted share, in 2018.

•	Adjusted Net Income was $236 million, or $3.33 per diluted share, compared to Adjusted Net Income of $218 million, or $3.02 per diluted share, in 2018.

•	Adjusted EBITDA was $378 million, representing an Adjusted EBITDA Margin of 41%.

•	Average WSEs increased 2% as compared to 2018, to approximately 325,000.
Stock Repurchase Program:

•	Stock repurchase program increased by $300 million.

“We delivered fourth quarter financial and operating performance in line with our plan," said Burton M. Goldfield, TriNet’s President and CEO. "Our business momentum continued to improve as we benefited from new sales, improved customer retention, and strong growth from our installed base. We took quick action to mitigate the elevated insurance costs which we experienced in 2019. Our board of directors approved an expansion of our share buyback program, reflecting both TriNet's value and strong cash generation. We are positioned for strong 2020 operating and financial performance, and we expect to again deliver profitable growth for our shareholders.”

TriNet’s total revenues for the fourth quarter of 2019 increased 11% from the fourth quarter of 2018 to $1.0 billion, while Net Service Revenues (Total revenues less insurance costs) for the fourth quarter of 2019 remained flat compared to fourth quarter 2018. Net Insurance Service Revenues consisted of insurance service revenues of $881 million, less insurance costs of $792 million. Professional service revenues for the fourth quarter of 2019 increased 10%, and Net Insurance Service Revenues for the fourth quarter of 2019 decreased 12%, each as compared to the fourth quarter of 2018.
TriNet’s total revenues for the full year of 2019 increased 10% from the full year of 2018 to $3.9 billion, while Net Service Revenues (Total revenues less insurance costs) for the full year of 2019 increased 4% from the full year of 2018 to $929 million. Net Insurance Service Revenues consisted of insurance service revenues of $3.3 billion, less insurance costs of $2.9 billion. Professional service revenues for the full year of 2019 increased 9%, and Net Insurance Service Revenues for the full year of 2019 decreased 2%, each as compared to the full year of 2018.
At December 31, 2019, TriNet had cash and cash equivalents of $213 million and total debt of $391 million.
CFO Transition Announcement
TriNet also announced today that Chief Financial Officer, Richard Beckert, is transitioning from the Company to pursue professional and personal interests. Mr. Beckert will stay with the Company through its filing of the Quarterly Report on Form 10-Q (“Form 10-Q”) for the three months ended March 31, 2020 with the SEC, before transitioning effective May 15, 2020. The Company has engaged a global executive search firm and a formal process has commenced to recruit a replacement which will include internal and external candidates.
“I am extremely proud of the TriNet team, and I would like to thank them for allowing me to be part of TriNet’s current and future success,” said Richard Beckert, Chief Financial Officer. “We accomplished a great deal in a short amount of time. As TriNet starts its next chapter of growth, it is the right time for me to transition.”
“I would like to thank Richard for his partnership over the last three years,” said Mr. Goldfield. “Under his leadership, we have improved our operational and financial management while driving profitable growth. As a result of his contributions, TriNet is in a fundamentally stronger position as we embark on our next phase of growth.”
Other Announcements
In February 2020, TriNet's Board of Directors approved a $300 million increase to its ongoing stock repurchase program. As of December 31, 2019, approximately $236 million remained available for repurchases of TriNet stock under this program. TriNet may repurchase stock under this program in open-market purchases or through privately negotiated transactions, as permitted under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or through a trading plan that complies with Rule 10b5-1(c) of the Exchange Act. The extent to which TriNet repurchases its stock and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by TriNet's management team.
Annual Report on Form 10-K
We anticipate filing our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2019 with the SEC and making it available at http://www.trinet.com today, February 13, 2020. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.

Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly and annual results for 2019 and provide quarterly and annual financial guidance for 2020. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10138942. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10138942.
About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solutions include services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allow our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: its ability to execute its strategic operational plan, including its vertical strategy and process and common platform improvement initiative, its ability to successfully leverage its scale, and its ability to deliver profitable growth. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “impact,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to mitigate the business risks we face as a co-employer; our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; the effects of volatility in the financial and economic environment on the businesses that make up our client base; the impact of the concentration of our clients in certain geographies and industries; the impact of failures or limitations in the business systems we rely upon; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to manage our client attrition; our ability to improve our technology to satisfy regulatory requirements and meet the expectations of our clients; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational processes; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks and security breaches; our ability to secure our information technology infrastructure and our confidential, sensitive and personal information from cyber-attacks and security breaches; our ability to comply with constantly evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; our ability to comply with the laws and regulations that govern PEOs and other similar industries; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operation and stock price due to factors outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock.

Further information on risks that could affect TriNet’s results is included in our filings with the U.S. Securities and Exchange Commission (SEC), including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com
(510) 875-7201	(510) 875-7265

FINANCIAL HIGHLIGHTS

Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share and WSE data)	2019	2018	% Change	2019	2018	% Change
Income Statement Data:
Total revenues	$1,018	$917	11%	$3,856	$3,503	10%
Operating income	63	42	50	268	251	7
Net income	48	29	66	212	192	10
Diluted net income per share of common stock	0.68	0.40	70	2.99	2.65	13
Non-GAAP measures (1):
Net Service Revenues	226	225	—	929	893	4
Net Insurance Service Revenues	89	101	(12)	399	406	(2)
Adjusted EBITDA	92	70	31	378	347	9
Adjusted Net income	59	42	40	236	218	8
Operating Metrics:
Average WSEs	337,103	321,880	5%	324,927	317,104	2%
Total WSEs at period end	340,017	325,616	4	340,017	325,616	4
Total WSEs payroll and payroll taxes processed	$11,569	$10,306	12	$41,682	$37,666	11
(1)    Refer to Non-GAAP Financial Measures section below for definitions and reconciliations from GAAP measures.

(in millions)	December 31, 2019	December 31, 2018	% Change
Balance Sheet Data:
Working capital	228	221	3%
Total assets	2,748	2,435	13
Long-term debt	391	413	(5)
Total stockholders’ equity	475	375	27

	Year Ended December 31,
(in millions)	2019	2018	% Change
Cash Flow Data:
Net cash (used in) provided by operating activities	$471	$(104)	(553)%
Net cash (used in) provided by investing activities	(188)	(200)	(6)
Net cash (used in) provided by financing activities	(176)	(85)	107
Non-GAAP measures (1):
Corporate operating cash flows	233	234	—

(1)	Refer to Non-GAAP Financial Measures section in the following pages for definitions and reconciliations from GAAP measures.

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions except per share data)	2019	2018	2019	2018
Professional service revenues	$137	$124	$530	$487
Insurance service revenues	881	793	3,326	3,016
Total revenues	1,018	917	3,856	3,503
Insurance costs	792	692	2,927	2,610
Cost of providing services	59	63	245	229
Sales and marketing	45	50	190	182
General and administrative	38	47	137	142
Systems development and programming	9	13	43	49
Depreciation and amortization of intangible assets	12	10	46	40
Total costs and operating expenses	955	875	3,588	3,252
Operating income	63	42	268	251
Other income (expense):
Interest expense, bank fees and other	(4)	(5)	(21)	(22)
Interest income	5	5	23	12
Income before provision for income taxes	64	42	270	241
Income taxes	16	13	58	49
Net income	$48	$29	$212	$192
Other comprehensive income, net of income taxes	(1)	—	—	—
Comprehensive income	$47	$29	$212	$192
Net income per share:
Basic	$0.69	$0.41	$3.04	$2.72
Diluted	$0.68	$0.40	$2.99	$2.65
Weighted average shares:
Basic	69	70	70	70
Diluted	70	72	71	72

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$213	$228
Investments	68	54
Restricted cash, cash equivalents and investments	1,180	942
Accounts receivable, net	9	11
Unbilled revenue, net	285	304
Prepaid expenses, net	52	48
Other current assets	64	59
Total current assets	1,871	1,646
Restricted cash, cash equivalents and investments, noncurrent	212	187
Investments, noncurrent	125	135
Property, equipment and software, net	85	79
Operating lease right-of-use asset	55	—
Goodwill	289	289
Other intangible assets, net	15	21
Other assets	96	78
Total assets	$2,748	$2,435
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$31	$45
Long-term debt	22	22
Client deposits	44	56
Accrued wages	391	352
Accrued health insurance costs, net	167	135
Accrued workers' compensation costs, net	61	67
Payroll tax liabilities and other payroll withholdings	901	729
Operating lease liabilities	17	—
Insurance premiums and other payables	9	19
Total current liabilities	1,643	1,425
Long-term debt, noncurrent	369	391
Accrued workers' compensation costs, noncurrent, net	144	158
Deferred taxes	61	68
Operating lease liabilities, noncurrent	48	—
Other non-current liabilities	8	18
Total liabilities	2,273	2,060
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	694	641
Accumulated deficit	(219)	(266)
Total stockholders’ equity	475	375
Total liabilities and stockholders’ equity	$2,748	$2,435

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2019	2018
Operating activities
Net income	$212	$192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	46
Noncash lease expense	16	—
Stock based compensation	41	44
Deferred income taxes	(7)	1
Amortization of (premium) discount of investments	(1)	—
Changes in operating assets and liabilities:
Accounts receivable, net	5	10
Unbilled revenue, net	19	(14)
Prepaid expenses, net	(5)	(9)
Accounts payable and other current liabilities	(15)	(8)
Client deposits	(12)	4
Accrued wages	40	23
Accrued health insurance costs, net	32	(16)
Accrued workers' compensation costs, net	(20)	(7)
Payroll taxes payable and other payroll withholdings	172	(305)
Operating lease liabilities	(17)	—
Other assets	(34)	(64)
Other liabilities	(12)	(1)
Net cash (used in) provided by operating activities	471	(104)
Investing activities
Purchases of marketable securities	(302)	(258)
Proceeds from sale and maturity of marketable securities	159	101
Acquisitions of property and equipment	(45)	(43)
Net cash used in investing activities	(188)	(200)
Financing activities
Repurchase of common stock	(140)	(61)
Proceeds from issuance of common stock from exercised options	11	14
Awards effectively repurchased for required employee withholding taxes	(25)	(22)
Proceeds from issuance of notes payable, net	—	210
Payments for extinguishment of debt	—	(204)
Repayment of debt	(22)	(22)
Net cash used in financing activities	(176)	(85)
Net (decrease) increase in cash and cash equivalents, unrestricted and restricted	107	(389)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,349	1,738
End of period	$1,456	$1,349

Supplemental disclosures of cash flow information
Interest paid	$19	$17
Income taxes paid, net	62	49
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$2	$3

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Net Service Revenues	• Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes.
• Acts as the basis to allocate resources to different functions and evaluates the effectiveness of our business strategies by each business function.
• Provides a measure, among others, used in the determination of incentive compensation for management.

Net Insurance Service Revenues	• Insurance revenues less insurance costs.
• Is a component of Net Service Revenues.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes. Promotes an understanding of our insurance services business by evaluating insurance service revenues net of our WSE related costs which are substantially pass-through for the benefit of our WSEs. Under GAAP, insurance service revenues and costs are recorded gross as we have latitude in establishing the price, service and supplier specifications.
• We also sometimes refer to Net Insurance Margin (NIM), which is the ratio of Net Insurance Revenue to Insurance Service Revenue.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA	• Net income, excluding the effects of: - income tax provision, - interest expense, - depreciation, - amortization of intangible assets, and - stock-based compensation expense.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as depreciation and amortization, and stock-based compensation recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
•We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to Net Service Revenue.

Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate(1),
- stock-based compensation,
- amortization of intangible assets,
- non-cash interest expense(2),
- the income tax effect (at our effective tax rate(1)) of these pre-tax adjustments.

• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.

Corporate Operating Cash Flows
• Net cash (used in) provided by operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses and other current assets) and
- Liabilities associated with WSEs (client deposits, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health benefit costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).

• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.

(1)
Non-GAAP effective tax rate is 25.5% and 26% for 2019 and 2018, respectively, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

(2)	Non-cash interest expense represents amortization and write-off of our debt issuance costs.

NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP to Non-GAAP Measures

The table below presents a reconciliation of total revenues to Net Service Revenues:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Total revenues	$1,018	$917	$3,856	$3,503
Less: Insurance costs	792	692	2,927	2,610
Net Service Revenues	$226	$225	$929	$893
The table below presents a reconciliation of insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Insurance service revenues	$881	$793	$3,326	$3,016
Less: Insurance costs	792	692	2,927	2,610
Net Insurance Service Revenues	$89	$101	$399	$406
Net Insurance Service Revenue Margin	10%	13%	12%	13%

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net income	$48	$29	$212	$192
Provision for income taxes	16	13	58	49
Stock based compensation	12	13	41	44
Interest expense and bank fees	4	5	21	22
Depreciation and amortization of intangible assets	12	10	46	40
Adjusted EBITDA	$92	$70	$378	$347
Adjusted EBITDA Margin	41%	32%	41%	39%

The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
Net income	$48	$29	$212	$192
Effective income tax rate adjustment	1	3	(11)	(13)
Stock based compensation	12	13	41	44
Amortization of intangible assets	1	1	5	5
Non-cash interest expense	—	—	1	4
Income tax impact of pre-tax adjustments	(3)	(4)	(12)	(14)
Adjusted Net Income	$59	$42	$236	$218
GAAP weighted average shares of common stock - diluted	70	72	71	72
Adjusted Net Income per share - diluted	$0.84	$0.59	$3.33	$3.02

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of net cash used in operating activities to Corporate Operating Cash flows:

	Year Ended December 31,
(in millions)	2019	2018
Net cash used in operating activities	$471	$(104)
Change in WSE related other current assets	(15)	33
Change in WSE related liabilities	(223)	305
Corporate Operating Cash Flows	$233	$234